Exhibit 5.1

D +1 345 815 1877
WORK Medical Technology Group LTD	E bradley.kruger@ogier.com
c/o Harneys Fiduciary (Cayman) Limited
P.O. Box 10240, George Town
4th Floor, Harbour Place,	Reference: 502794.00001/BKR
103 South Church Street,
Grand Cayman KY1-1103
Cayman Islands

1 April 2025

WORK Medical Technology Group LTD (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)	10,000,000 ordinary units (together, the Ordinary Units), each Ordinary Unit consisting of:

(i)	one Class A ordinary share of par value of US$0.0005 each in the capital of the Company (the Unit Shares);

(ii)	one Series A warrant (the Series A Warrants), with each Series A warrant entitling the holder thereof to purchase one Class A ordinary share of par value of US$0.0005 each in the capital of the Company; and

(iii)	one Series B warrant (the Series B Warrants), with each Series B warrant entitling the holder thereof to purchase one Class A ordinary share of par value of US$0.0005 each in the capital of the Company; and

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

WORK Medical Technology Group LTD

1 April 2025

(b)	to the extent that the purchase of Ordinary Units would cause the beneficial ownership of a purchaser in this offering, together with its affiliates, to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the Class A ordinary share of par value US$0.0005 each in the capital of the Company, a number of pre-funded ordinary units (together, the Pre-Funded Ordinary Units and, together with the Ordinary Units, the Units), with each Pre-Funded Ordinary Unit consisting of:

(i)	one pre-funded warrant (the Pre-Funded Warrants, and, together with the Series A Warrants and Series B Warrants, the Warrants) to purchase one Class A ordinary share of US$0.0005 each in the capital of the Company;

(ii)	one Series A Warrant; and

(iii)	one Series B Warrant.

In this opinion, the Class A ordinary shares of par value US$0.0005 each in the capital of the Company that may be issued pursuant to the Warrants comprised in the Units are referred to as the Warrant Shares.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

2	Documents examined

For the purposes of giving this opinion, we have examined copies of the documents listed in Part B of Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

WORK Medical Technology Group LTD

1 April 2025

Unit Shares

(b)	The Unit Shares will be duly authorised and validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Unit Shares in accordance with the terms of the Underwriting Agreement (as defined in Schedule 1);

(ii)	the terms of the Underwriting Agreement, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Unit Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Unit Shares, in each case in accordance with the Memorandum and Articles of Association (each as defined in Schedule 1).

Warrant Shares

(c)	The Warrant Shares will be duly authorised and validly issued, fully paid and non-assessable when:

(i)	the Board has taken all necessary corporate actions to approve the issuance and allotment of the Warrant Shares in accordance with the terms of the Underwriting Agreement and Warrant Documents (as defined in Schedule 1);

(ii)	the terms of the Underwriting Agreement and Warrant Documents, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Warrant Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Warrant Shares, in each case in accordance with the Memorandum and Articles of Association.

5	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

WORK Medical Technology Group LTD

1 April 2025

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

6	Governing law of this opinion

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

6.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

7	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters” and “Enforceability of Civil Liabilities”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier (Cayman) LLP

WORK Medical Technology Group LTD

1 April 2025

Schedule 1

Part A

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 1 March 2022 issued by the Registrar (the Certificate of Incorporation).

2	The amended and restated memorandum of association of the Company adopted by way of special resolution passed by shareholders of the Company on 5 February 2025 (the Memorandum).

3	The amended and restated articles of association of the Company adopted by way of special resolution passed by shareholders of the Company on 5 February 2025 (the Articles of Association).

4	A Certificate of Good Standing dated 1 April 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 20 December 2024 and 31 March 2025 (the Resolutions).

6	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 1 April 2025 (the Register of Writs).

7	The Registration Statement.

Part B

The Documents

8	The form of the underwriting agreement to be entered into between the Company and Univest Securities, LLC, as representative of the underwriters named therein for the offer, sale and issuance of the Units (the Underwriting Agreement).

9	The form of Pre-Funded Warrant (the Pre-Funded Warrant Document).

10	The form of Series A Warrant (the Series A Warrant Document).

11	The form of Series B Warrant (the Series B Warrant Document and, together with the Series A Warrant Document and the Pre-Funded Warrant Document, the Warrant Documents).

WORK Medical Technology Group LTD

1 April 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the Memorandum and Articles of Association, the Good Standing Certificate, the Director’s Certificate and the Resolutions is accurate and complete as at the date of this opinion.

5	The Memorandum and Articles of Association are in full force and effect and have not been amended, varied, supplemented or revoked in any respect.

6	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

7	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

9	In authorising the issue and allotment of Unit Shares and Warrant Shares and the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	Any individuals who sign or have signed Documents or give information on which we rely, are validly existing, in good standing and have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

WORK Medical Technology Group LTD

1 April 2025

11	The Documents have been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

Enforceability

12	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

13	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

14	None of the transactions contemplated by the Documents relate to any partnership interest, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands.

Share Issuance

15	The Unit Shares and Warrant Shares shall be issued at an issue price in excess of the par value thereof.

16	The issued shares of the Company have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid.

Register of Writs

17	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Authorisations

18	No Units, Warrants, Unit Shares or Warrant Shares will be issued unless and until all required Nasdaq approvals and shareholder approvals required by the rules and regulations of Nasdaq (if any) have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

19	The Documents have been or will be duly approved, executed and unconditionally delivered (to the extent applicable) by or on behalf of all relevant parties in accordance with all relevant laws.

20	Each Document is or will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws.

21	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

WORK Medical Technology Group LTD

1 April 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Unit Shares and Warrant Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Unit Shares and Warrant Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Public offering in the Cayman Islands

6	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.